DELOITTE & TOUCHE LLP LETTERHEAD



INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Amendment No. 3 on Form SB-2 to Form S-3 Registration Statement No. 333-53008 of SoftQuad Software, Ltd. of our report dated November 2, 2000, except as to Note 12(a), which is as of May 29, 2001,
Note 12(b) which is as of August 7, 2001 and Note 12(c) which is as of August 20, 2001, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Chartered Accountants

Toronto, Ontario
September 17, 2001